Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated April 29, 2022, with respect to the consolidated financial statements of Grupo Televisa, S. A. B., and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Cárdenas Dosal, S. C.

Mexico City, Mexico

August 3, 2022